· The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

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"XRPL is a payments-first blockchain enabling real-time, low-cost settlement and cross-border transaction efficiency. Within a diversified digital portfolio, we view XRPL's native token, XRP, as a foundational building block given its market cap significance." - @Roger Bayston, Head of Digital Assets

Learn more about $XRPZ, an exchange-traded product launched to provide investors with exposure to the price movements of #XRP, the native cryptocurrency of the XRP Ledger (#XRPL), also called the @Ripple Protocol:

See fund information: Franklin XRP ETF - XRPZ

See prospectus: franklintempleton.com/tools-and-resources/lit-preview/47318/SINGLCLASS/franklin-xrp-etf/XRPZ#prospe...

#XRPZ #DigitalAssets


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TEMPLETON
XRPZ
Franklin XRP ETF (XRPZ)
Get XRPZ
All investments contain risk and possible loss of principal. Products may not be available in all jurisdictions. Franklin Distributors, LLC.

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Franklin Templeton
351,481 followers
19m •

"XRPL is a payments-first blockchain enabling real-time, low-cost settlement and cross-border transaction efficiency. Within a diversified digital portfolio, we view XRPL's native token, XRP, as a foundational building block given its market cap significance."
- Roger Bayston, Head of Digital Assets

Learn more about $XRPZ, an exchange-traded product launched to provide investors with exposure to the price movements of #XRP, the native cryptocurrency of the XRP Ledger (#XRPL), also called the Ripple Protocol:

See fund information: https://s.frk.com/4ioXgJo
See Prospectus: https://s.frk.com/49GmOzu

#XRPZ


XRPZ
Franklin XRP ETF (XRPZ)
FRANKLIN TEMPLETON
All investments contain risk and possible loss of principal. Products may not be available in all jurisdictions. Franklin Distributors, LLC.